Exhibit 99.1

EXL Announces Appointment of Nitin Sahney to Board of Directors

Dr. Mohanbir Sawhney to Retire From the Board Following Ten Years of Service

NEW YORK, December 15, 2015 - EXL (NASDAQ:EXLS), a leading business process solutions company, today announced that Nitin Sahney, the former President and CEO of Omnicare Inc. and a seasoned executive in the healthcare industry, has been appointed to the Company’s Board of Directors as an independent director effective January 1, 2016. The appointment of Nitin Sahney follows the decision by Dr. Mohanbir Sawhney to retire from the Board of Directors effective December 31, 2015 following ten years of dedicated service.

Sahney will serve on the Audit and Nominating & Governance Committees filling the positions held by Dr. Sawhney.

Garen Staglin, Chairman of the Board of EXL, said “On behalf of the entire Board, we welcome Nitin and express our sincere appreciation to Mohanbir for his insights, guidance and marketing expertise over the last ten years. Mohanbir’s knowledge, judgment and vision have been very integral to the success of the Company. We look forward to Nitin adding his significant experience leading a public company and knowledge of the healthcare industry to our Board and becoming a key contributor helping shape EXL’s strategy and vision.”

Rohit Kapoor, Vice Chairman and Chief Executive Officer, said “Mohanbir has played an invaluable role on our Board of Directors. With his wisdom and business acumen, he has been an important contributor to EXL’s growth and success. We wish him great success in his future endeavors. We are excited to welcome Nitin as a member of our Board of Directors. We look forward to benefiting from his extensive experience in the healthcare industry which is undergoing structural changes. Nitin’s operating knowledge will be extremely valuable as we continue to leverage our operations management, clinical expertise and analytics expertise in healthcare.”

Prior to Omnicare, Sahney was a healthcare industry executive, managed a healthcare investment fund, and was the founder and CEO of RxCrossroads, a specialty pharmaceutical company. He also held a series of leadership positions with Cardinal Healthcare. Sahney graduated with a Bachelor of Arts in Economics from Punjab University and a Master of Business Administration from Clarion University.

Dr. Mohanbir Sawhney stated, “It has been a pleasure to serve on the EXL Board of Directors for the past ten years. I have enjoyed watching EXL evolve from a newly public company to the sophisticated, dynamic company it is today. I believe that EXL has the right leadership and strategic focus to drive the next phase of its growth. I wish the company continued success.”

About EXL

EXL (NASDAQ: EXLS) is a leading business process solutions company that looks deeper to drive business impact through integrated services and industry knowledge. EXL provides operations management, analytics and technology platforms to organizations in insurance, healthcare, banking and financial services, utilities, travel, and transportation and logistics, among others. We work as a strategic partner to help our clients streamline business operations, improve corporate finance, manage compliance, create new channels for growth and better adapt to change. Headquartered in New York and in business since 1999, EXL has approximately 23,500 professionals in locations throughout the U.S., Europe, Asia, Latin America and South Africa. For more information, visit www.exlservice.com.

Investor contact:

Steven N. Barlow

Vice President Investor Relations

212-624-5913

steven.barlow@exlservice.com

Media Contact:

Michael Sherrill

Vice President Marketing

646-419-0778

michael.sherrill@exlservice.com